Exhibit 99.1

LULULEMON ATHLETICA INC. ANNOUNCES FIRST QUARTER FISCAL 2014 RESULTS AND $450 MILLION SHARE BUYBACK PROGRAM

Vancouver, Canada – June 12, 2014 – lululemon athletica inc. [NASDAQ:LULU] today announced financial results for the first quarter ended May 4, 2014 and that its board of directors has approved a stock repurchase program to buy back up to $450 million of its common shares in the open market at prevailing market prices. The timing and actual number of common shares to be repurchased will depend upon market conditions and other factors, in accordance with Securities and Exchange Commission requirements.
The share buyback program is intended to create shareholder value by making opportunistic repurchases during periods of favorable market conditions and is expected to be completed in two years. Shares may be repurchased from time to time on the open market, through block trades or otherwise. Purchases may be started or stopped at any time without prior notice depending on market conditions and other factors.
For the first quarter ended May 4, 2014:

•	Net revenue for the quarter increased 11% to $384.6 million from $345.8 million in the first quarter of fiscal 2013.

•
Total comparable sales on a combined basis increased 1% for the first quarter on a constant dollar basis. Comparable corporate-store sales for the first quarter decreased by 4% on a constant dollar basis and direct to consumer revenue increased 25% on a constant dollar basis.

•
Direct to consumer revenue increased to $66.0 million, or 17.2% of total Company revenues, in the first quarter of fiscal 2014, an increase from 15.6% of total Company revenues in the first quarter of fiscal 2013.

•
Gross profit for the quarter increased 15% to $195.7 million, and as a percentage of net revenue gross profit increased to 50.9% for the quarter from 49.4% in the first quarter of fiscal 2013. Gross profit for the first quarter of fiscal 2013 included a provision of $17.5 million related to the pull-back of black Luon pants.

•	Income from operations for the quarter increased 6% to $69.8 million, and as a percentage of net revenue was 18.2% compared to 19.1% of net revenue in the first quarter of fiscal 2013.

•
Tax expense for the quarter was $52.5 million, which included a one-time adjustment of $30.9 million for the planned repatriation of foreign earnings that will be used to fund the share buyback program. The normalized tax rate before the $30.9 million non-recurring adjustment would have been 30.1%, compared to 29.8% a year ago. The tax rate for the first quarter of fiscal 2014, including the one-time adjustment, was 73.4%.

•
Excluding the one-time adjustment, diluted earnings per share were $0.34 in the first quarter of fiscal 2014. Including the non-recurring adjustment, diluted earnings per share for the quarter were $0.13, which included a $0.21 per share impact from the planned repatriation of foreign earnings.

The Company ended the first quarter of fiscal 2014 with $752.0 million in cash and cash equivalents compared to $588.4 million at the end of the first quarter of fiscal 2013. Inventory at the end of the first quarter of fiscal 2014 totaled $177.4 million compared to $143.7 million at the end of the first quarter of fiscal 2013. The Company ended the quarter with 263 stores.

Laurent Potdevin, lululemon’s CEO, stated: "We are pleased that Q1 results were slightly ahead of our expectations. 2014 is very much a transitional year for lululemon, and we are on track with the improvements we have set out to achieve. We are focused on building a scalable foundation to further elevate our North American business and pursue the brand's incredible international potential." Mr. Potdevin continued: "Despite a reduced outlook, I am confident that the work we are doing today will only enhance our premium positioning as we continue to lead as the market innovator."
Updated Outlook
For the second quarter of fiscal 2014, we expect net revenue to be in the range of $375 million to $380 million based on a total combined comparable sales decrease in the low to mid single digits on a constant-dollar basis. Diluted earnings per share are expected to be in the range of $0.28 to $0.30 for the quarter. This guidance assumes 146.0 million diluted weighted-average shares outstanding and a 30.2% tax rate. The guidance does not reflect the potential repurchase of shares.

Creating components for people to live long, healthy and fun lives

For the full fiscal 2014, we now expect net revenue to be in the range of $1.770 billion to $1.800 billion based on a total combined comparable sales increase in the low single digits on a constant-dollar basis. Diluted earnings per share are expected to be in the range of $1.50 to $1.55 for the full year, or $1.71 to $1.76 normalized for the one-time tax adjustment related to the planned repatriation. This guidance assumes 146.3 million diluted weighted-average shares outstanding and a 38.6% tax rate, which includes the tax adjustment for the planned repatriation, or 30.2% before the tax adjustment. The guidance does not reflect the potential repurchase of shares.
Conference Call Information
A conference call to discuss first quarter results is scheduled for today, June 12, 2014, at 9:00 a.m. EDT. Those interested in participating in the call are invited to dial 1-877-303-3203 approximately 10 minutes prior to the start of the call. The conference call will also be webcast live at www.lululemon.com. The webcast will be accessible on our website for approximately 30 days after the call.
About lululemon athletica inc.
lululemon athletica (NASDAQ:LULU) is a yoga-inspired athletic apparel company that creates components for people to live long, healthy and fun lives. By producing products that help keep people active and stress free, lululemon believes that the world will be a better place. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.
Non-GAAP Financial Measure
Constant-dollar net revenue changes, which exclude the impact of changes in foreign exchange rates, is not a United States Generally Accepted Accounting Principle (“GAAP”) performance measure. We provide constant-dollar net revenue changes because we use the measure to understand the underlying growth rate of revenue excluding the impact on a quarter-by-quarter basis of changes in foreign exchange rates, which are not under management’s direct control. We believe that disclosing net revenue changes on a constant-dollar basis is useful to investors because it enables them to better understand the level of growth of our business.
The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on this non-GAAP financial measure, please see the table captioned “Reconciliation of Non-GAAP Financial Measure – Constant dollar changes” included in the accompanying financial tables, which includes more detail on the GAAP financial measure that is most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
Forward-Looking Statements:
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our future financial condition or results of operations and our prospects and strategies for future growth. In many cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "outlook," "believes," "intends," "estimates," "predicts," "potential" or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: our ability to maintain the value and reputation of our brand, including any negative publicity regarding our products or the production methods of our suppliers or manufacturers; the acceptability of our products to our guests, including receiving products that comply with our technical specifications and quality standards; our reliance on and limited control over third-party suppliers to provide fabrics for and to produce our products; an economic downturn or economic uncertainty in our key markets; our exposure to various types of litigation; increasing product costs and decreasing selling prices; our ability to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products; our ability to accurately forecast customer demand for our products; any unforeseen disruption of our information systems; any material disruption of our information systems; our ability to manage our growth and the increased complexity of our business effectively; the fluctuating costs of raw materials; our ability to expand internationally in light of our limited operating experience and limited brand recognition in new international

Creating components for people to live long, healthy and fun lives markets; our highly competitive market and increasing competition; our ability to deliver our products to the market and to meet customer expectations if we have problems with our distribution system; our ability to protect our intellectual property rights; our ability to cancel store leases if an existing or new store is not profitable; increasing labor costs and other factors associated with the production of our products in China; our ability to successfully open new store locations in a timely manner; our ability to comply with trade and other regulations; the continued service of our senior management; seasonality; fluctuations in foreign currency exchange rates; the operations of many of our suppliers are subject to international and other risks; our ability to source our merchandise profitably or at all; and other risks and uncertainties set out in filings made from time to time with the United States Securities and Exchange Commission and available at www.sec.gov, including, without limitation, our most recent reports on Form 10-K and Form 10-Q. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as may be required by law.
Contacts:
Investor Contact:
Joseph Teklits/Jean Fontana
ICR, Inc.
203-682-8200

Media Contact:
Alecia Pulman
ICR, Inc.
203-682-8224

Creating components for people to live long, healthy and fun lives lululemon athletica inc.
Condensed Consolidated Statements of Operations
Expressed in thousands, except per share amounts

	Thirteen Weeks Ended May 4, 2014	Thirteen Weeks Ended May 5, 2013
	(unaudited)	(unaudited)
Net revenue	$384,618	$345,782
Costs of goods sold	188,874	175,057
Gross profit	195,744	170,725
As a percent of net revenue	50.9%	49.4%
Selling, general and administrative expenses	125,943	104,836
As a percent of net revenue	32.7%	30.3%
Income from operations	69,801	65,889
As a percent of net revenue	18.2%	19.1%
Other income (expense), net	1,643	1,501
Income before provision for income taxes	71,444	67,390
Provision for income taxes	52,463	20,111
Net income	$18,981	$47,279
Basic earnings per share	$0.13	$0.33
Diluted earnings per share	$0.13	$0.32
Basic weighted-average shares outstanding	145,383	144,482
Diluted weighted-average shares outstanding	145,861	145,849

Creating components for people to live long, healthy and fun lives lululemon athletica inc.
Condensed Consolidated Balance Sheets
Expressed in thousands

	May 4, 2014	February 2, 2014
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$751,965	$698,649
Inventories	177,375	186,090
Other current assets	52,043	58,100
Total current assets	981,383	942,839
Property and equipment, net	271,370	255,603
Goodwill and intangible assets, net	28,107	28,201
Deferred income taxes and other non-current assets	10,097	23,045
Total assets	$1,290,957	$1,249,688
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$6,960	$12,647
Other current liabilities	97,990	100,098
Income taxes payable	533	769
Total current liabilities	105,483	113,514
Non-current liabilities	57,093	39,492
Stockholders’ equity	1,128,381	1,096,682
Total liabilities and stockholders’ equity	$1,290,957	$1,249,688

Creating components for people to live long, healthy and fun lives lululemon athletica inc.
Condensed Consolidated Statements of Cash Flows
Expressed in thousands

	Thirteen Weeks Ended May 4, 2014	Thirteen Weeks Ended May 5, 2013
	(unaudited)	(unaudited)
Cash flows from operating activities
Net income	$18,981	$47,279
Items not affecting cash	43,649	32,888
Other, including net changes in other non-cash balances	8,345	(55,032)
Net cash provided by operating activities	70,975	25,135
Net cash used in investing activities	(25,447)	(20,976)
Net cash used in financing activities	(1,649)	(4,358)
Effect of exchange rate changes on cash	9,437	(1,562)
Increase in cash and cash equivalents	53,316	(1,761)
Cash and cash equivalents, beginning of period	$698,649	$590,179
Cash and cash equivalents, end of period	$751,965	$588,418

Creating components for people to live long, healthy and fun lives lululemon athletica inc.
Reconciliation of Non-GAAP Financial Measure
Constant-dollar changes in total comparable sales
(unaudited)

	Thirteen Weeks Ended May 4, 2014	Thirteen Weeks Ended May 5, 2013
	% Change
Total comparable sales (GAAP)[1]	(2)%	11%
Adjustments due to foreign exchange rate changes	3%	1%
Total comparable sales in constant dollars[1]	1%	12%

[1]Total comparable sales includes comparable corporate-store sales and direct to consumer sales.

Reconciliation of Non-GAAP Financial Measure
Constant-dollar changes in comparable corporate-store sales
(unaudited)

	Thirteen Weeks Ended May 4, 2014	Thirteen Weeks Ended May 5, 2013
	% Change
Comparable corporate-store sales (GAAP)	(7)%	6%
Adjustments due to foreign exchange rate changes	3%	1%
Comparable corporate-store sales in constant dollars	(4)%	7%

Reconciliation of Non-GAAP Financial Measure
Constant-dollar changes in direct to consumer revenue
(unaudited)

	Thirteen Weeks Ended May 4, 2014	Thirteen Weeks Ended May 5, 2013
	% Change
Change in direct to consumer revenue (GAAP)	22%	40%
Adjustments due to foreign exchange rate changes	3%	1%
Change in direct to consumer revenue in constant dollars	25%	41%

Creating components for people to live long, healthy and fun lives lululemon athletica inc.
Store Count and Square Footage1
Thirteen Weeks Ended May 4, 2014
Square Footage Expressed in Thousands

	Number of Stores Open at the Beginning of the Quarter	Number of Stores Opened During the Quarter[2]	Number of Stores Closed During the Quarter	Number of Stores Open at the End of the Quarter
1st Quarter	254	9	—	263
	Total Gross Square Feet at the Beginning of the Quarter	Gross Square Feet Added During the Quarter[2,3]	Gross Square Feet Lost During the Quarter[3]	Total Gross Square Feet at the End of the Quarter
1st Quarter	740	24	—	764

[1]Store count and square footage summary includes corporate-owned stores which are branded lululemon athletica and ivivva athletica.
[2]Number of stores opened during the quarter that are branded lululemon athletica and ivivva athletica.
[3]Gross square feet added/lost during the quarter includes net square foot additions for corporate-owned stores which have been renovated or relocated in the quarter.

Creating components for people to live long, healthy and fun lives